Exhibit 10.6

[October __,] 2020

Re:	Conversion of Velodyne Lidar, Inc. Equity-Based Awards

Dear [NAME],

On July 2, 2020, Velodyne Lidar, Inc. (“VLI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Graf Industrial Corp. (“Graf”) and its wholly owned subsidiary, VL Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub merged with and into VLI (the “Merger”), with VLI surviving the merger and becoming a wholly-owned subsidiary of Graf. Upon the effective time of the Merger (the “Effective Time”), Graf changed its name to Velodyne Lidar, Inc., though such entity is referred to herein as the “Public Company.”

Upon the Effective Time, all outstanding equity-based awards granted under the Velodyne Lidar, Inc. 2007 Incentive Stock Plan (the “2007 Stock Plan”) and the Velodyne Lidar, Inc. 2016 Stock Plan (the “2016 Stock Plan” and, together with the 2007 Stock Plan, the “VLI Stock Plans”), were cancelled and converted into rollover equity-based awards as set forth below.

For purposes of this letter, the “Exchange Ratio” is 2.97860818299396, which is the number of shares of Public Company common stock that were issued as merger consideration for one share of VLI common stock. In addition, all rollover equity-based awards described below have been issued under the Velodyne Lidar, Inc. 2020 Equity Incentive Plan (the “Public Company Plan”).

VLI Restricted Stock Unit Awards

At the Effective Time, each then outstanding and unsettled award of restricted stock units under a VLI Stock Plan (a “VLI RSU Award”) was cancelled and converted into an award of restricted stock units with respect to the number of shares of the Public Company common stock equal to the product of: (i) the number of shares of VLI common stock subject to the VLI RSU Award, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Public Company common stock (each restricted stock unit award, as converted, a “Rollover RSU Award”).

VLI Options

At the Effective Time, each then outstanding and unexercised option to purchase shares of VLI common stock under a VLI Stock Plan (a “VLI Option”) was cancelled and converted into an option to purchase shares of the Public Company common stock (each option, as converted, a “Rollover Option”), in accordance with the following:

•	the number of shares of the Public Company common stock subject to each Rollover Option is equal to the product of (i) the number of shares of VLI common stock that were subject to the corresponding VLI Option immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of shares of Public Company common stock; and

•	the exercise price per share of each Rollover Option is equal to the quotient of (i) the per share exercise price of the corresponding VLI Option immediately prior to the Effective Time, divided by (ii) the Exchange Ratio, rounded down to the nearest whole cent.

VLI Restricted Stock Awards

At the Effective Time, each then outstanding and unvested award of restricted stock under a VLI Stock Plan (a “VLI Restricted Stock Award” and, together with the other VLI Restricted Stock Awards, the VLI Options and the VLI RSU Awards, the “VLI Awards”) was cancelled and converted into an award on the number of restricted shares of Public Company common stock equal to the product of: (i) the number of restricted shares of VLI common stock subject to the VLI Restricted Stock Award, multiplied by (ii) the Exchange Ratio, rounded down to the nearest whole number of restricted shares of Public Company common stock (each restricted stock award, after such conversion, a “Rollover Restricted Stock Award” and, together with the other Rollover Restricted Stock Awards, the Rollover Options and Rollover RSU Awards, the “Rollover Awards”).

General Provisions applicable to Rollover Awards

As of and following the Effective Time, each of the Rollover Awards continued, and, as applicable, continues, to be subject to the terms and conditions of the award agreements evidencing the corresponding VLI Award under the applicable VLI Stock Plan (the “Award Agreements”); provided, that, any reference in an Award Agreement:

(i)	to the Plan means the Public Company Plan;

(ii)	to the Board of Directors means the Board of Directors of the Public Company;

(iii)	to the Company means the Public Company; and

(iv)	to Common Stock means the common stock of the Public Company.

Notwithstanding the foregoing or anything to the contrary herein, as of and following the Effective Time:

(i)	any reference in an Award Agreement to an “initial public offering” continued and, as applicable, continues to mean the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale by VLI of the equity securities of VLI;

(ii)	any reference in an Award Agreement to “a registration statement of the Company filed under the Securities Act for the sale of Common Stock” continued and, as applicable, continues to mean a registration statement of VLI that is filed under the Securities Act for the sale of common stock of VLI and that covers the shares of stock issued pursuant to the Rollover Award; and

(iii)	with respect to any Rollover Award, the Board of Directors of the Public Company or, an authorized committee thereof, has the authority to perform all actions and make such determinations that were provided to the plan administrator in the VLI Stock Plan that was applicable to the corresponding VLI Award; and

(iv)	with respect to any Rollover Award, the terms and conditions set forth in a VLI Stock Plan that was applicable to the corresponding VLI Award, shall continue to apply to the Rollover Award and shall be incorporated by reference into the applicable Award Agreement to the extent necessary to administer, interpret and resolve any ambiguity relating to the Rollover Award.

Miscellaneous

While you will not receive new paperwork for any of your Rollover Awards, our records have been adjusted to reflect the effects of the Merger and you can view your outstanding awards, as converted, by logging into your Velodyne established E*TRADE Stock Plan account, which is accessible online at www.etrade.com. You should also keep this letter as a reminder of the adjustments made to each of your VLI Awards and the corresponding Award Agreements.

For the avoidance of doubt, no provision contained herein or in the Merger Agreement shall give you any right to remain in the service or employment of the Public Company or any of its affiliates, create any inference as to the length of your employment or service, or affect the right of the Public Company or any of its affiliates, to terminate your employment or service at any time for any reason.

Further, no provision herein shall supersede or amend the Merger Agreement, or any resolutions effectuated by the Public Company’s board of directors. In the event where a conflict exists between this letter and the Merger Agreement (or any Public Company board resolution effectuated as a result thereto), the Merger Agreement and such corresponding board resolution of the Public Company shall control.

This letter may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

Very truly yours,

Velodyne Lidar, Inc.

By:
Name:
Title:

I acknowledge and agree to the terms set forth herein:

By:
Print Name:
Date: